Exhibit 4.2.3

WAIVER AGREEMENT

This Agreement made as of July 20, 2009 among CLOUD L. CRAY, JR. TRUST under an agreement dated October 25, 1983 (“Trust”),  MGP INGREDIENTS, INC.,  a Kansas Corporation (“MGP”) and CENTRAL ILLINOIS LIGHT COMPANY, an Illinois Corporation  (“CILCO”).

RECITALS:

A.                                   In connection with transaction contemplated by a Restructuring Agreement of even date herewith between MGP and CILCO, MGP has agreed to assign any proceeds or refunds payable by the IRS to MGP pursuant to the filing of tax returns with respect to MGP’s fiscal year ended July 1, 2007 (the “Refund”).

B.                                     Pursuant to a Subordinated Secured Promissory Note (“Note”) made by MGP to Trust dated March 27, 2009, MGP has granted Trust a security interest in substantially all of MGP’s personal property.  Trust, as a significant stockholder and creditor of MGP, will benefit from the Restructuring Agreement, and wishes to induce CILCO to enter into the Restructuring Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE FOREGOING AND OTHER CONSIDERATION, TRUST HEREBY AGREES AS FOLLOWS.

1.                                       Trust hereby waives any interest in the Refund.

2.                                       Trust agrees that the Company may file an amendment to the UCC-1 financing statements filed to perfect Trust’s security interest in the collateral securing the Note to the following effect :  “The Secured Party disclaims any interest in income tax refunds or MGP Ingredients, Inc. and subsidiaries for the year ended July 1, 2007.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CLOUD L. CRAY, JR., TRUST
Under an agreement dated October 25, 1983

By:	/s/ Cloud L. Cray, Jr. TTEE

MGP INGREDIENTS, INC.,
A Kansas corporation

By:	/s/ Timothy W. Newkirk
President & CEO

CENTRAL ILLINOIS LIGHT COMPANY
An Illinois Corporation

By